UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, California 92660

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (949) 435-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As of July 31, 2007, Jazz Technologies, Inc. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with the TC Group, L.L.C. as stockholders’ representative (“Stockholders’ Representative”) under that certain Merger Agreement dated September 26, 2006 by and among the Company, Joy Acquisition Corp., a Delaware corporation, Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”), and the Stockholders’ Representative (the “Merger Agreement”), that amends the Merger Agreement in the following material respects:

•
The purchase price paid by the Company to acquire Jazz was reduced by $9.0 million, from approximately $262.4 million to approximately $253.4 million. This $9.0 million is to be paid to the Company as soon as practicable from an indemnity escrow account established under the Merger Agreement.

•
The balance of funds remaining in the indemnity escrow account established under the Merger Agreement, approximately $11.4 million, is to be paid from the escrow account to the former Jazz stockholders and other participants in the escrow account as soon as practicable.

•
The Company releases the former Jazz stockholders and the Stockholders’ Representative releases the Company from any claims, demands, or causes of action that arise out of, are connected with or relate to the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Jazz Technologies, Inc. Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jazz Technologies, Inc.

Date: August 6, 2007	By:	/s/ Allen R. Grogan
Allen R. Grogan Chief Legal Officer and Secretary